Exhibit 10.14

THIS WARRANT TO PURCHASE SHARES OF CAPITAL STOCK (THIS “WARRANT”) AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS WARRANT AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Date of Issuance	Void after
October 22, 2009	October 22, 2014

ALDAGEN, INC.

WARRANT TO PURCHASE SHARES OF CAPITAL STOCK

In consideration of the Company’s issuance to the holder of this Warrant of a Convertible Promissory Note in the original principal amount of $*[Original Principal Amount] (the “Note”), the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to *[Holder’s Name] or its registered assigns (the “Holder”) by Aldagen, Inc., a Delaware corporation (the “Company”). This Warrant is one of several related warrants being issued by the Company (with this Warrant and the others issued collectively referred to as the “Warrants”) in a financing of the Company with anticipated aggregate proceeds of approximately $10,000,000 (the “Financing”), as set forth on the Schedule of Holders attached as Schedule 1 hereto. Each of the Warrants shall be identical to the other Warrants except with respect to the date of issuance, the original principal amount of the note issued to the holders of such other Warrants pursuant to the Financing, and the name of the Holder. Capitalized terms not defined herein shall have the meaning set forth in the Note.

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of: (i) if this Warrant is being exercised in connection with an Initial Public Offering, whether the Initial Public Offering occurs prior to or subsequent to a Next Equity Financing (an “Initial Public Offering Exercise”), Common Stock; (ii) if this Warrant is being exercised in connection with a Liquidating Event that occurs prior to the closing of the Next Equity Financing (a “Liquidating Event Exercise”), Series C-1 Preferred Stock; (iii) subject to the provisions of clause (i) above, at any time from and after the closing of the Next Equity Financing (a “Next Equity Financing Exercise”), the

type of Equity Securities issued in the Next Equity Financing; or (iv) if this Warrant is being exercised other than in connection with an Initial Public Offering or a Liquidating Event that occurs prior to the closing of the Next Equity Financing or before the closing of the Next Equity Financing (an “Other Exercise”), Series C-1 Preferred Stock, that equals (A) in the case of an Initial Public Offering Exercise, the quotient obtained by dividing (x) an amount equal to 20% of the original principal amount of the Note by (y) the initial price at which the shares of Common Stock are sold to the public in the Initial Public Offering or (B) in the case of a Liquidating Event Exercise, a Next Equity Financing Exercise or an Other Exercise, the quotient obtained by dividing (x) an amount equal to 20.0% of the original principal amount of the Note by (y) the Exercise Price (as defined below). The shares of Common Stock, Series C-1 Preferred Stock, and Equity Securities, as applicable, issuable upon the exercise of this Warrant are referred to in this Warrant as the “Shares.”

(b) Exercise Price. The exercise price for the Shares shall be: (i) in the case of an Initial Public Offering Exercise, $0.01 per share; (ii) in the case of a Liquidating Event Exercise, $1.0411 per share; (iii) in the case of a Next Equity Financing Exercise, the price paid per share for Equity Securities by the investors in the Next Equity Financing; or (iv) in the case of an Other Exercise, $1.0411 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 6 hereof.

2. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the first to occur of (a) the time immediately prior to the closing of an Initial Public Offering, the time immediately preceding the consummation of a Liquidating Event or upon the closing of the Next Equity Financing or (b) 12:01 a.m. Durham, North Carolina time on October 22, 2010, and ending at 5:00 p.m. Durham, North Carolina time on October 22, 2014 (the “Exercise Period”); provided, however, that subject to Section 5(a) hereof, this Warrant shall no longer be exercisable and shall become null and void upon the first to occur of the consummation of a Liquidating Event or the closing of an Initial Public Offering.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above or, in the case of an Initial Public Offering Exercise or a Liquidating Event Exercise, the time immediately prior to the closing of the Initial Public Offering or the time immediately prior to the consummation of the Liquidating Event, as applicable. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant in whole or in part (and in any event within 10 days thereafter), the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X =	Y (A - B)
A

Where:

	X =	The number of Shares to be issued to the Holder.

	Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

	A =	The fair market value of one Share (at the date of such calculation).

	B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors. In the event that this Warrant is exercised pursuant to this Section 4 in connection with an Initial Public Offering, the fair market value per Share shall be the product of (a) the initial per share offering price to the public in the Company’s Initial Public Offering, and (b) the number of shares of Common Stock into which each Share is convertible at the time of such exercise or, if the Shares are shares of Common Stock, one.

5. Effect of Certain Transactions.

(a) Liquidating Event. In the event of a Liquidating Event, the Holder may by written notice to the Company (an “Election Notice”) either:

(i) give notice of its intent to exercise this Warrant in advance of such Liquidating Event (and may condition such exercise on the consummation of such Liquidating Event) by returning the Notice of Exercise appended hereto duly executed by or on behalf of the Holder; or

(ii) in lieu of exercising this Warrant in advance of such Liquidating Event and receiving the consideration which the holder of the Shares issuable on such conversion of this Warrant would receive in connection with such Liquidating Event (the “Event Consideration”), surrender this Warrant for cancellation and receive, in redemption of and in exchange for this Warrant, an amount equal to the difference between (A) the Event Consideration with respect to the Shares for which this Warrant is exercisable immediately prior to the consummation of such Liquidating Event, minus (B) the aggregate Exercise Price of the Shares for which this Warrant was exercisable immediately prior to the consummation of such Liquidating Event (the “Net Warrant Event Consideration”); provided, that nothing contained in the foregoing will relieve the Holder of any obligation to place a portion of such Net Warrant Event Consideration into one or more indemnification escrow accounts as to be required of other holders of the type of Shares into which this Warrant is exercisable immediately prior to the closing of such Liquidating Event in connection with such Liquidation Event.

If the Net Warrant Event Consideration with respect to any Liquidating Event is greater than zero and the Holder has not, prior the time immediately preceding the consummation of such Liquidating Event, provided an Election Notice, then (1) the Holder shall be deemed to have elected to surrender this Warrant for cancellation and to receive, in redemption of and in exchange for this Warrant, an amount equal to the Net Warrant Event Consideration, and (2) this Warrant shall be terminated and of no further force after the consummation of the Liquidating Event other than as evidence of the Holder’s right to receive the Net Warrant Event Consideration.

(b) Initial Public Offering. If this Warrant has not been exercised in full before the time immediately prior to the closing of an Initial Public Offering, then this Warrant shall be deemed to have been automatically exercised in connection with such Initial Public Offering, without further action on the part of the Holder, in full (and the Holder shall be deemed to have become a holder of the Shares issuable upon such automatic exercise as of the time immediately before the closing of such Initial Public Offering) unless the Holder has otherwise notified the Company in writing that no such automatic exercise is to occur. Unless the Holder otherwise notifies the Company in writing, the Holder shall be deemed to have elected to pay the aggregate Exercise Price due in connection with such automatic exercise pursuant to Section 4 of this Warrant.

6. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time or from time to time after the issuance but prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine the Shares, or issue additional shares of the Shares as a dividend with respect to any shares of its capital stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate and proportionate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company or any consolidation or merger involving the Company in which the Shares are converted into or exchanged for stock or other securities, cash or other property and that is not a Liquidating Event (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above or Section 6(e) below (a “Reorganization”)) then, as a condition of such Reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities, cash or property receivable in connection with such Reorganization by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such Reorganization. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities, cash or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same. The provisions of this Section 6(b) shall similarly apply to successive Reorganizations.

(c) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the issuance but prior to the expiration of this Warrant shall make or issue, or fix a record date for the determination of holders of Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than Shares) or in cash or other property, then and each such event provision shall be made so that the Holder shall receive upon exercise hereof, in addition to the number of Shares issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the

Holder thereafter, during the period from the date of such event to and including the exercise date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 6 with respect to the rights of the Holder.

(d) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(e) Conversion of Certain Shares. In the event that this Warrant is being exercised pursuant to a Liquidating Event Exercise, an Other Exercise or a Next Equity Financing Exercise and all outstanding shares of Series C-1 Preferred Stock (in the case of a Liquidating Event Exercise or Other Exercise) or Equity Securities (in the case of a Next Equity Financing Exercise) have, prior to the time of such conversion, been converted to Common Stock, or any other security, in accordance with the terms of the Company’s Certificate of Incorporation, (i) this Warrant shall be exercisable for such number of shares of Common Stock or such other security as is equal to the number of shares of Common Stock or such other security that each share of Series C-1 Preferred Stock or Equity Securities, as applicable, was converted into, multiplied by the number of shares of Series C-1 Preferred Stock or Equity Securities, as applicable, subject to this Warrant immediately prior to such conversion, and (ii) the Exercise Price shall automatically be adjusted to equal the number obtained by dividing (x) the aggregate Exercise Price of the Series C-1 Preferred Stock or Equity Securities for which this Warrant was exercisable immediately prior to such conversion by (y) the number of shares of Common Stock or such other security for which this Warrant is exercisable immediately after such conversion, all as may be further adjusted pursuant to the provisions of this Section 6.

7. Covenants of the Company.

(a) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holder thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, (ii) any Liquidating Event, (iii) an Initial Public Offering, (iv) a Next Equity Financing or (v) any Reorganization then, and in each such case, the Company shall mail to the Holder a notice specifying, as the case may be, (1) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (2) the effective date on which such Liquidating Event, Initial Public Offering, Next Equity Financing or Reorganization is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares (or such other securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their Shares (or such other securities) for securities, cash or other property deliverable upon such Liquidating Event or Reorganization. In addition, such notice shall detail such facts with respect to the event or matter specified in such notice as shall be reasonably necessary to indicate the effect of such event or matter with respect to the Shares, the Exercise Price and the Holder’s rights under this Warrant. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event or matter specified in such notice.

(b) Covenants as to Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

(c) No Impairment. The Company shall not, by amendment of its charter or through any Reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(d) Exchange of Warrant. Upon the surrender by the Holder of this Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will issue and deliver to or upon the order of the Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder may (upon the payment by the Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Shares called for on the face or faces of the Warrant so surrendered less any Shares previously exercised under this Warrant.

(e) Loss, Theft, Destruction of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor less any Shares previously exercised under this Warrant.

(f) Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Shares solely for purposes of effecting the conversion of the Warrants (including this Warrant) in full such number of Shares as shall from time to time be sufficient to effect the conversion of the Warrants (including this Warrant) in full. If at any time the number of authorized but unissued Shares shall be insufficient to effect the conversion of the Warrants and all other outstanding securities which are, directly or indirectly, convertible into, or exercisable or exchangeable for, the Shares in full, then the Company shall take all such corporate action as shall be necessary to increase its authorized but unissued Shares to such number of Shares as shall be sufficient for such purpose.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including, without limitation, the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10. Governing Law. The provisions of this Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the State of North Carolina (without reference to conflict of law provisions), as to all other matters.

11. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder, and their respective successors and assigns; provided, that the Company shall have no right or power to assign or delegate any of its rights or obligations under this Warrant without the prior written consent of the Holder except as contemplated by Section 6(b).

12. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Notices. Unless otherwise provided herein, all notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five (5) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to (i) in the case of the Company, to the attention of the President at 2810 Meridian Parkway Suite 148, Durham, NC 27713 with a required copy to Hutchison Law Group, Attn: Fred D. Hutchison, 5410 Trinity Road, Suite 400, Raleigh, NC 27607 or (ii) in the case of the Holder, at the address set forth on the signature page hereto.

14. Waiver and Amendment. Any provision of this Warrant may be amended, waived or modified upon the written consent of the Company and the Holders holding Warrants representing greater than 50% of the aggregate number of the Shares then exercisable under all of the Warrants; provided, however, that (a) no such amendment, waiver or modification shall (i) adversely affect the rights or obligations of the Holder in a manner that is different than or disproportionate to all holders of the Warrants, or (ii) improve the rights (including the grant of additional rights) or reduce any obligations of any holder of any of the other Warrants without a corresponding improvement, grant or reduction of such rights or obligations, as applicable, in favor of the Holder under this Warrant, without the prior written consent of the Holder and (b) the prior written consent of the Holder shall be required for any amendment, waiver or modification (i) which reduces the number of the Shares purchasable under this Warrant, increases the Exercise Price payable upon exercise of this Warrant, or impairs the right to exercise this Warrant or (ii) to any provisions of clauses (a) or (b) of this Section 14. Notwithstanding the foregoing, no consent shall be required to amend Schedule I from time to time to reflect the issuance of additional Warrants in the Financing unless and until the aggregate principal amount of all Notes shall exceed the Maximum Offering Amount.

15. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16. Attorneys’ Fees. In the event that the Holder initiates any suit or action under or in relation to this Warrant, including without limitation to enforce any provision of this Warrant, and the Holder is the prevailing party, the Holder shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of the Holder under or with respect to this Warrant, including without limitation, reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Warrant to Purchase Shares of Capital Stock as of the date first above written.

ALDAGEN, INC.

By:	/s/ David Carberry

Name:	David Carberry

Title:	Chief Financial Officer

ACKNOWLEDGEMENT AND AGREEMENT:

The undersigned Holder hereby acknowledges and agrees: (i) to be bound by the terms and conditions set forth in this Warrant; and (ii) that the representations and warranties set forth in Section 8 of the Note are true and correct as of the date hereof.

By:
its [General Partner]

By:

Name:

Title:

Holder Address for Notice:

Aldagen, Inc.

Warrant to Purchase Shares of Capital Stock

- Signature Page -

NOTICE OF EXERCISE

ALDAGEN, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

shares of [Series C-1 Preferred] [Common] Stock [Preferred Stock] pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to Shares.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered:

SCHEDULE I

SCHEDULE OF HOLDERS

Holder Name	Original Principal Amount of the Note	No. of Shares*

CNF Investments II, LLC	$750,000.00	144,078

Harbert Venture Partners (Annex Fund), L.L.C.	$1,100,000.00	211,314

Harbinger/Aurora QP Venture Fund, L.L.C.	$147,757.25	28,384

Harbinger/Aurora Venture Fund, L.L.C.	$102,242.75	19,641

Intersouth Affiliates V, L.P.	$45,810.00	8,800

Intersouth Partners V, L.P.	$1,002,220.00	192,530

Intersouth Partners VII, L.P.	$2,346,872.00	450,844

Joel Kimbrough	$250,000.00	48,026

Tall Oaks StemCo Partners, L.P.	$43,000.00	8,260

Tullis-Dickerson Capital Focus III, L.P.	$1,500,000.00	288,156

TOTAL	$7,287,902.00	1,400,033

* Based on an Exercise Price of $1.0411 per Share. The number of Shares may be different if the Shares are issued in connection with an Initial Public Offering Exercise or a Next Equity Financing Exercise.